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                                  METROCALL(R)
                           AMERICA'S WIRELESS NETWORK

FOR IMMEDIATE RELEASE:
THURSDAY, JULY 18, 2002

Metrocall Contact:
Tim Dietz
Director, Corporate Communications
& Investor Relations
(703) 660-6677x6231
dietzt@metrocall.com

                      METROCALL ANNOUNCES COURT APPROVAL OF
                    DISCLOSURE STATEMENT AND COMMENCEMENT OF
                  SOLICITATION PROCESS FOR VOTING ON ITS PLAN
                                OF REORGANIZATION

        Alexandria, VA, July 18, 2002 - Metrocall, Inc. (OTCBB:MCLLQ) announced today that it had received court approval of the adequacy of its Disclosure Statement and approval to commence solicitation of votes of its Plan of Reorganization. Metrocall expects to mail the approved Disclosure Statement, the Plan and related ballots on or before July 25, 2002. Final ballots are due by 4:00 PM on September 4, 2002. A hearing to confirm the Plan has been set for September 12, 2002.

        "We are pleased to receive court approval of our Disclosure Statement. Thanks to the support of our creditors, customers and employees, we are progressing rapidly through our reorganization process. We expect to emerge in late September and we look forward to offering wireless communications products and services as we lead our industry into the future," said Vincent D. Kelly, Chief Operating and Financial Officer of Metrocall, Inc.

ABOUT METROCALL, INC.

        Metrocall, Inc. headquartered in Alexandria, Virginia, is one of the largest wireless data and messaging companies in the United States providing both products and services to approximately 4.5 million business and individual subscribers. Metrocall

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was founded in 1965 and currently employs approximately 2,200 people nationwide.
The Company currently offers two-way interactive messaging, wireless e-mail and Internet connectivity, cellular and digital PCS phones, as well as one-way messaging services. Metrocall operates on many nationwide, regional and local networks and offers totally integrated resource management systems and communications solutions for business and campus environments. Metrocall's wireless networks operate in the top 1,000 markets across the nation and the Company has offices in more than thirty states. For more information on Metrocall please visit our Web site and on-line store at www.Metrocall.com or call 800-800-2337.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes "forward-looking statements," within the meaning of the federal securities laws, that involve uncertainties and risks. These include statements regarding events or developments that Metrocall expects or anticipates will occur in the future, such as statements about Metrocall's plans to address a restructuring of Metrocall's balance sheet. A number of risks and uncertainties could cause actual results, events, and developments to differ from expectations. Business Risks include the possibility that two-way service may lack vendor support, quantity and quality. Please refer to Metrocall's most recent annual report on Form 10-K, and any subsequently filed reports on Form 10-Q and Form 8-K, as well as its other filings with the Securities and Exchange Commission, for a complete discussion of these and other important factors that could cause actual results to differ materially from those projected by these forward-looking statements.